Exhibit 10.2

PERKINELMER, INC.

2008 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(January 1, 2008)

Article 1

PURPOSE AND INTENT

PerkinElmer, Inc. maintains the PerkinElmer, Inc. 2008 Supplemental Benefits Retirement Plan (the “Plan”) to increase the overall effectiveness of the Company’s executive compensation program; to attract, retain and motivate qualified senior executives; to provide retirement benefits more closely related to Total Compensation; and to soften the financial impact of early retirement for Participants. The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall be interpreted and administered in a manner consistent therewith.

This Plan is effective January 1, 2008, except that provisions implementing the requirements of section 409A of the Internal Revenue Code of 1986, as Amended (the “Code”) are effective January 1, 2005. Benefits accrued and vested under the PerkinElmer, Inc. Supplemental Executive Retirement Plan (the “Old SERP”) as of December 31, 2004 and not materially modified thereafter (the “Grandfathered Benefits”) will be administered under the terms of the Old SERP. This Plan replaces the Old SERP, which remains in existence solely to hold Grandfathered Benefits. Those benefits formerly governed by the terms and conditions of the Old SERP which are not Grandfathered Benefits and benefits accrued on or after January 1, 2005 are administered under and governed by this Plan. This Plan is intended to provide for deferred compensation that is subject to and compliant with the requirements of section 409A of the Code and the guidance issue pursuant thereto. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

Article 2

DEFINITIONS

Whenever used herein, unless the context clearly indicates otherwise, the following words and phrases shall have the meanings herein specified, and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined. The masculine pronoun whenever used herein shall include the feminine and neuter genders and the singular number as used herein shall include the plural, and the plural the singular, unless the context clearly indicates a different meaning.

2.1	Actuarial Equivalence means a benefit of equivalent value to the benefit which otherwise would have been provided determined on the basis of the 1971 Group Annuity Mortality Table with no loading, and projected by Scale E, with a one-year age setback for the Participant and a five (5) year age setback for any Beneficiary, and on the basis of an interest rate of 7%. If a lump sum payment is made pursuant to Section 7.4, the single sum present value shall be calculated using the applicable interest rate and applicable mortality table promulgated by the Code Section 417(e)(3) as in effect on the first day of the calendar year.

2.2	Average Total Compensation means the average annual Total Compensation of a Participant for the highest five (5) successive years of Credited Service for which the Participant is directly compensated by the Company out of the last ten (10) years of such Credited Service prior to age 65 or earlier Termination of Employment.

2.3	Basic Plan means the PerkinElmer, Inc. Employees Retirement Plan under which a Participant is entitled to receive benefits.

2.4	Basic Plan Benefit means the annual benefit payable under the Basic Plan in the form of a straight-life annuity at the time of retirement or at age 65, whichever benefit is greater.

2.5	Change In Control means an event or occurrence set forth in any one or more of paragraphs (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

a.	the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph (a), none of the following acquisitions of Outstanding Company Common Stock or Outstanding Company Voting Securities shall constitute a Change in Control: (I) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (IV) any acquisition by any corporation pursuant to a transaction which complies with subclauses (A) and (B) of subsection (c) of this Section 2.5; or

b.

such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (A) who was a member of the Board on the date of the execution of this Agreement or (B) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (B) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

c.	the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors, respectively, of the surviving, resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more other entities) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Stock and Outstanding Company Voting Securities, respectively; and (B) no Person beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

d.	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.6	Committee means the Compensation and Benefits Committee of the PerkinElmer, Inc. Board of Directors, or any successor committee charged with responsibility relating to compensation of the Company’s executive officers.

2.7	Company means PerkinElmer, Inc. and any subsidiary of which PerkinElmer, Inc. controls 50 percent or more of the voting stock.

2.8	Credited Service shall be determined in accordance with the following:

a.

A Participant shall accrue a full year of Credited Service for each year in which he has at least 2,080 Hours of Service. In any year in which a Participant has less than 2,080 Hours of Service, the Participant shall be deemed to complete  1/12 of a year of Credited Service for each 173 1/3 Hours of Service completed during such year.

b.	Service with a company other than the Company may, at the discretion of the Committee, be deemed to be Credited Service.

c.	If a Participant who has completed ten (10) or more Years of Service becomes a Disabled Participant, the period of disability up to age 65 shall be counted as Credited Service regardless of whether the Participant remains in the employ of the Company.

d.	A Participant shall in no event be deemed to accrue more than one full year of Credited Service with respect to any year.

e.	If the Participant was an Employee of the Company, terminated his Employment and is rehired, the following rules shall apply in determining his years of Credited Service:

(i)	in the case of a Participant who had five (5) or more Years of Service, his years of Credited Service accrued during his prior period of Employment shall be reinstated as of the date of his re-employment; and

(ii)	in the case of a Participant whose Employment terminated before completing five (5) Years of Service, his years of Credited Service accrued during his prior period of Employment shall be reinstated unless the “Break-in-Service” exceeds the greater of: (a) five (5) years, or (b) the number of prior Years of Service.

f.	If so provided in an employment agreement in effect between the Participant and the Company, in the case of a Participant who receives payment of his Plan Benefit following a Change in Control pursuant to Section 7.4, Credited Service shall mean the Participant’s Credited Service as otherwise determined pursuant to (a) through (e) above increased by three (3) additional years.

g.	If so provided in an employment agreement in effect between the Participant and the Company, for purposes of calculating a Participant’s Plan Benefit following his termination by the Company without cause, Credited Service shall mean the Participant’s Credited Service as otherwise determined pursuant to (a) through (e) above increased by the period of months or years provided in the Participant’s employment agreement.

2.9	Disabled Participant means a Participant who incurs a physical or mental condition which, as determined by the Federal Social Security Administration, renders the Participant eligible to receive disability benefits under Title II of the Federal Social Security Act, as amended from time to time.

2.10	Eligible Spouse means a person who was legally married to the Participant on the date of retirement or, if not retired, the date of death.

2.11	Employee means any person employed by the Company or a Participating Employer or a successor in a merger or other reorganization.

2.12	Employment means service in the employ of the Company, or a successor in a merger or other reorganization.

2.13	Executive Officer means an officer of the Company.

2.14	Hour of Service means an “hour of service” as defined in the Basic Plan.

2.15	Participant means an individual who participates in the Plan in accordance with Article 4.

2.16	Participating Employer means PerkinElmer, Inc., and any affiliated employer designated as a “participating employer” by the Committee.

2.17	Plan Benefit means the annual benefit payable in accordance with the Plan.

2.18	Plan Year means the calendar year.

2.19	Social Security Benefit means the estimated annual Primary Old Age Insurance Amount which the Participant would be entitled to receive at retirement under the Federal Social Security Act; provided, however, that the Social Security Benefit for a Participant who dies or retires prior to age 65 shall be calculated on such date as if:

a.	the Participant will not receive any future wages which would be treated as wages for purposes of the Federal Social Security Act; and

b.	the Participant had elected to begin receiving Social Security as of the earliest age then allowable to the Participant under said Act.

2.20	Social Security Tax Base means the 35 year average of maximum wages upon which Social Security taxes were based during each of the calendar years ending with the calendar year in which the Employee reaches his Normal Retirement Date (as defined under the Basic Plan), assuming no change in the Social Security maximum taxable wage after the Employee’s Termination of Employment. In order to determine the Social Security Tax Base for an Employee who works beyond his Normal Retirement Date, it will be assumed that the Employee’s Normal Retirement Date occurs in the year of termination.

2.21	Specified Employee mean an employee of the Company or other Participating Employer who, as of the date of the employee’s Termination of Employment, is a key employee of the Company, meeting the requirements of Code section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code section 416(i)(5)) at any time during the 12-month period ending on December 31. If an employee is a key employee as of a December 31, the employee is treated as a key employee hereunder for the twelve-month period commencing the subsequent April 1. In accordance with Code section 416(i)(1)(A), no more than 50 people shall be treated as “officers” within the meaning of Code section 416(i)(1)(A)(i).

2.22	Surviving Spouse Option means a 50% Joint and Survivor form of payment under which a reduced amount shall be paid to the Participant during his lifetime and the Eligible Spouse, if surviving at the Participant’s death, shall receive a lifetime benefit equal to 50% of the reduced benefit which had been payable to the Participant. The Surviving Spouse Option is the Actuarial Equivalent of the Participant’s Plan Benefit had it been paid in the form of a Lifetime Income Option.

2.23	Termination of Employment means, with respect to a Participant, the earliest to occur of the following: (i) the date on which the level of bona fide services the Participant is expected to perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if the Participant has been providing services to the Company less than 36 months); (ii) the date immediately following a 6 month leave of absence, other than for a disability, unless the Participant retains a right to reemployment under an applicable statute or by contract; or (iii) the date immediately following a 29 month leave of absence for a disability, unless otherwise terminated by the Company or the Participant, regardless of whether the employee retains a contractual right to reemployment. “Termination of Employment” as defined herein is intended to be interpreted consistently with “Separation of Service” within the meaning of Treas. Reg. § 1.409A-1(h).

2.24	Total Compensation means the total cash compensation in the form of base salary paid to a Participant by the Company. Total Compensation shall also include incentive awards under the PerkinElmer, Inc. Performance/Management Incentive Program. Such incentive awards shall be taken into account for purposes of this Section 2.24 as of the earliest date the Participant could have elected to receive the incentive award in cash.

2.25	Years of Service shall be determined in accordance with the following:

a.	A Participant shall accrue a Year of Service for each Year in which he has 1,000 or more Hours of Service with the Company. Any Year in which the Participant has less than 1,000 but more than 500 Hours of Service shall not constitute a Break-in-Service but will not be considered as a Year of Service. If in any Year, the Participant has less than 500 Hours of Service, he shall incur a Break-in-Service.

b.	A Participant shall be considered as accruing Hours of Service in accordance with his normal work week for each week:

(i)	while on an authorized leave of absence, if at or before the end of such leave, the Participant returns to service, provided however, that a Participant on a leave who fails to return to service at or before the end of such leave, will be considered to have terminated his Employment as of the last day of service with the Company. If, however, such failure to return was due to death, disability, or retirement on his early or normal retirement date, the Participant’s date of termination will be the date on which one of the above occurs;

(ii)

during the one (1) year period following the date on which a Participant is laid off due to a reduction in work force, provided the Participant returns to service within the one-year period following his date of termination. If the Participant does not return to service within said one-year period, whether because he was not recalled or was recalled but did not return to service, the Participant shall be considered to have terminated his service as of the last day of service.

If a Participant terminates his Employment and is rehired, the following rules shall apply in determining his Years of Service:

c.	In the case of a Participant who had five (5) or more Years of Service, his Years of Service accrued during his prior period of Employment shall be reinstated as of the date of his re-employment.

d.	In the case of a Participant whose Employment terminated before completing five (5) Years of Service, his Years of Service accrued during his prior period of Employment shall be reinstated unless the “Break-in-Service” exceeds five (5) years.

In no event shall a Participant be deemed to have more than one Year of Service with respect to any Year.

Article 3

ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the provisions of the Plan and decide all questions and settle all disputes which may arise in connection with the Plan, all in the sole exercise of its discretion. The Committee may establish operative and administrative rules and procedures in connection therewith, and may provide the delegation of day-to-day administration to the Company’s Administrative Committee or Chief Administrative Officer, provided that such procedures are consistent with the requirements of Section 503 of ERISA. All interpretations, decisions and determinations made by the Committee or its delegate shall be final, conclusive and binding on all persons concerned. No member of the Committee who is a Participant may vote or otherwise participate in any decision or act with respect to a matter relating to himself or his beneficiaries. The Committee and the individual members thereof and its delegates shall be indemnified by the Company against any and all liabilities arising by reason of any act or failure to act made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto.

Article 4

PARTICIPATION

4.1	Participation. Each Participant in the Old SERP on December 31, 2004, shall become a Participant in the Plan on January 1, 2005, to the extent such Participant has benefits under the Old SERP which are not Grandfathered Benefits.

The remaining Participants shall be those Executive Officers or other Employees who are both selected by the Committee and are “management” or “highly compensated” employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

4.2	Selection by Committee. No Executive Officer or other Employee shall have the right to become a Participant in the Plan unless selected by the Committee in the sole exercise of its discretion.

4.3	Termination of Participation. A Participant’s participation in the Plan shall end upon his Termination of Employment with the Company for any reason or his ceasing to be a management or highly compensated employee. In addition, the Committee may terminate a Participant’s participation in the Plan, but such termination shall not reduce the obligation of the Company to any Participant below the amount to which he would be entitled under the Plan as in effect immediately prior to such termination of participation if his Employment with the Company were then terminated.

Article 5

PLAN BENEFITS

5.1	Amount of Plan Benefit. The amount of Plan Benefit payable upon Termination of Employment as a monthly retirement income for life to a Participant who, while in the employ of the Company, has both attained age 55 and completed five (5) Years of Service (or to a Participant who becomes entitled to payment of his Plan Benefit pursuant to Article 7) shall be equal to (a) less (b) plus (c) plus (d) calculated as follows:

a.	.85 percent of Average Total Compensation for each year of Credited Service, plus .75 percent of Average Total Compensation in excess of the Social Security Tax Base for each year of Credited Service not exceeding thirty-five (35);

Less

b.	100 percent of the Participant’s Basic Plan Benefit;

Plus

c.	The reduction, if any, to the early retirement benefit payable from the Basic Plan due to the limitations as set forth in Section 415(b) of the Code;

Plus

d.	For each Participant listed in Appendix J of the Basic Plan, an amount equal to (i) minus (ii):

(i)	the portion of the Participant’s Basic Plan Benefit determined under Section 4.2(b)(iii) of the Basic Plan payable at age 65, and

(ii)	the portion of the Basic Plan Benefit determined under Section 4.2(b)(iii) payable as of the date the Participant commences his Plan Benefit.

The benefit payable under the Plan, however, shall in no event be less than (c) above. No actuarial adjustment shall be made as the result of either retirement before or after age 65.

5.2	Pre-Retirement Death Benefit. If a Participant who, while in the employ of the Company, had attained age 55 and completed five (5) Years of Service dies prior to Termination of Employment, the Participant’s Eligible Spouse, if any, shall be entitled to receive an annual Plan Benefit determined as if the Participant had retired and elected a Surviving Spouse Option on the day before the Participant died commencing within 90 days following the Participant’s death.

If a Participant dies while in the employ of the Company prior to attaining age 55, but after the completion of five (5) Years of Service, the Participant’s benefit will be calculated on the date of the Participant’s death; and the Participant’s Eligible Spouse, if any, shall be entitled to receive an annual Plan Benefit in the form of a Surviving Spouse Option commencing on the day the Participant would have attained age 55, if still living.

5.3	Form of Payment. The form of payment shall be selecting by the Participant from among the following: (i) a joint and survivor 50% annuity, (ii) a joint and survivor 100% annuity or (iii) a life annuity. All optional forms of payment shall be the Actuarial Equivalent of a monthly retirement income for life and shall have the same annuity commencement date.

5.4

Time of Payment. Benefit payments will commence on the first of the month following the month in which the Participant experiences a Termination of Employment, but in no event later than April 1st of the Calendar Year following the Participant attaining age 70 1/2.

5.5	Offsets and Delays. Except as provided in Article 8 and in Section 11.1, the Company shall promptly pay all Participants or Eligible Spouses the benefits due them under the Plan without any right to offset or to delay any benefits pending the outcome of any arbitration, lawsuit or other dispute with any such Participant.

5.6

Restriction on Distribution to Specified Employees. Notwithstanding the terms of any election or Plan provision, distribution to a Specified Employee made on account of separation from service may not be made before the date which is 6 months and 1 day after the date of separation from service as determined under section 409A of the Code (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Participant during the period between the separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date (together with interest at the prime rate published in the Wall Street Journal on the date of Termination of Employment) shall be paid without delay over the time period originally scheduled, in accordance with the terms of the Plan and the Participant’s election.

Article 6

VESTING

6.1	Full Vesting. A Participant who both attains age 55 and completes at least five (5) Years of Service while in the employ of the Company shall be 100% vested in his Plan Benefit.

6.2	Termination of Employment. Except as provided in Section 5.2, a Participant who experiences a Termination of Employment with the Company before he satisfies both conditions stated in Section 6.1 shall not be entitled to any benefits hereunder.

6.3	Change of Control. Upon a Change in Control, Article 7 may become operative to override the provisions of Sections 6.1 and 6.2.

Article 7

CHANGE IN CONTROL

7.1	Additional Retirement Security. Upon a Change in Control, the provisions of this Article 7 shall become operative and shall supersede any conflicting provisions in the Plan.

7.2	Participation Frozen. No new Participants shall be admitted to participation after the occurrence of the Change in Control.

7.3	Accelerated Vesting and Additional Service Credit. Each Participant in the employ of the Company on the date of the Change in Control shall be 100% vested in his Plan Benefit and, to the extent provided in his employment agreement, shall be credited with additional years of Credited Service.

7.4	Plan Benefits; Payment. Upon a Change in Control which is also an event described in Code section 409A(a)(2)(A)(v) and the regulations thereunder. Participant in the employ of the Company on the date of the Change in Control shall receive, within forty-five (45) days of the Change in Control, a single sum distribution of the Actuarial Equivalent of his Plan Benefit determined as of the Change in Control taking into account paragraph (f) of Section 2.8.

Article 8

FORFEITURE OF BENEFITS

To the extent permitted by applicable law and notwithstanding anything in the Plan to the contrary, a Participant who acts in a manner prejudicial to the interests of the Company shall forfeit his rights to benefits under the Plan. A Participant shall be deemed to have acted in a manner prejudicial to the interests of the Company if, at any time within one (1) year after Termination of Employment, the Participant engages in any activity in competition with any business activity of the Company, or inimical, contrary or harmful to the interests of the Company, including, but not limited to:

(i)	conduct related to the Participant’s employment for which either criminal or civil penalties may be sought against the Participant,

(ii)	violation of Company policies, including, without limitation, the Company’s personnel and insider trading policies,

(iii)	accepting employment that is in competition with or acting against the interests of the Company,

(iv)	employing or recruiting any present, former of future employee of the Company,

(v)	disclosing or misusing any confidential information or material concerning the Company, or

(vi)	participating in a hostile takeover attempt, tender offer of proxy contest.

If this Article 8, or any portion thereof, is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then such provision shall be fully severable, and the remaining provisions of the Plan shall remain in full force and effect and shall not be affected by the severed provision or by its severance.

Article 9

AMENDMENT OR TERMINATION

The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan upon action of the Committee. Any amendment approved by the Committee must be in writing and be executed by an officer of the Company authorized to take such action. No amendment or termination shall directly or indirectly deprive any current or former Participant or beneficiary of all or any portion of any benefit payment which has commenced prior to the effective date of such amendment or termination or which could be payable if the Participant terminated employment for any reason, including death, immediately prior to the effective date such amendment or termination. Notwithstanding any other provision of the Plan, in the event of Plan termination, vested benefits shall be distributed to Participants in lump sum payments as soon as permitted under Treas. Reg. § 1.409A-3(j)(4)(ix).

Article 10

CLAIMS PROCEDURES

10.1	General. Any claim for benefits under the Plan shall be filed by the Participant or beneficiary (claimant) of the Plan on the form prescribed for such purpose with the Committee, or in lieu thereof, by written communication which is made by the claimant’s authorized representative in a manner reasonably calculated to bring the claim to the attention of the Committee.

10.2	Denials. If a claim for a Plan benefit is wholly or partially denied, notice of the decision shall be furnished to the claimant by the Committee within a reasonable period of time after receipt of the claim by the Committee.

10.3	Notice. Any claimant who is denied a claim for benefits shall be furnished written notice setting forth:

a.	the specific reason or reasons for the denial;

b.	specific reference to the pertinent Plan or provision upon which the denial is based;

c.	a description of any additional material or information necessary for the claimant to perfect the claim; and

d.	an explanation of the Plan’s claim review procedure.

10.4	Appeals Procedure. To appeal the denial of a claim, a claimant or his duly authorized representative:

a.	may request a review by written application to the Company’s Board of Directors, or its designate, not later than sixty (60) days after receipt by the claimant of written notification of denial of claim;

b.	may review pertinent documents; and

c.	may submit issues and comments in writing.

10.5	Review. A decision on review of a denied claim shall be made not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable period of time, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include the specific reason(s) for the decision and the specific reference(s) to the pertinent Plan provisions on which the decision is based.

10.6	Arbitration. Any controversy or claim arising under or relating to a claim for benefits under the Plan shall be resolved by binding arbitration in accordance with the rules and procedures of the American Arbitration Association. The Plan shall not be required to submit any such claim or controversy until the claimant has first exhausted the procedures described in Section 10.5 although the Committee may voluntarily do so at any point in processing an appeal from a prior claim denial or other disputed benefit determination.

The costs of any such arbitration shall be borne equally by the Company and the claimant. Each party shall be responsible for its own legal expenses. The decision of the arbitrator shall be final and binding on all parties and judgment on the arbitrator’s award may be entered in any court of competent jurisdiction.

Article 11

GENERAL PROVISIONS

11.1	Plan Not Funded. The Plan is intended to be and shall be construed and administered as an employee pension benefit plan under Section 3(2)(A) of ERISA which is unfunded and maintained by the Company solely to provide deferred compensation to a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The obligation of the Company to make payments under the Plan constitutes nothing more than an unsecured promise of the Company to make such payments. No Participant, beneficiary or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant, beneficiary or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan. PerkinElmer, Inc., in its sole discretion, may create one or more trusts to hold assets of the Plan and to provide for the payment of benefits. PerkinElmer, Inc. shall be the owner of each trust and the trust corpus shall be subject to the claims of general creditors in the event of the bankruptcy or insolvency of PerkinElmer, Inc. The trusts shall contain such other terms and conditions as PerkinElmer, Inc. may deem necessary or advisable to ensure that benefits are not includable, by reason of the trusts, in the income of trust beneficiaries prior to actual distribution and that the existence of the trusts does not cause the Plan to be considered “funded” for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

11.2	No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

11.3	No Enlargement of Employee Rights. No Participant or beneficiary shall have any right to a benefit under the Plan except in accordance with terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company.

11.4	Spendthrift Provision. No interest of any person or entity in, or right to receive a benefit under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

11.5	Applicable Law. Subject to ERISA to the extent applicable, the provisions of this Plan shall be construed and administered under the laws of the Commonwealth of Massachusetts, without regard to its conflicts of laws and principles.

11.6	Incapacity of Recipient. If any person entitled to a benefit payment under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution than contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan thereof.

11.7	Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed by its duly authorized representative this 9th day of December, 2008.

PERKINELMER, INC.

By:	/s/ Richard F. Walsh
Richard F. Walsh
Title:	SVP and Chief Administrative Officer

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